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FOR IMMEDIATE RELEASE
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February 10, 1999

                  MMI PRODUCTS, INC. ANNOUNCES NOTES OFFERING

     MMI Products, Inc. announced today that on February 9, 1999, it priced the private offering of $30.0 million aggregate principal amount of a new series of its 11-1/4% Senior Subordinated Notes due 2007 at an offering price of 107-1/8% of par. The offering is subject to certain customary conditions to closing.

     The net proceeds of the notes offering will be used to repay borrowings under its senior credit facility. On a pro forma basis after giving effect to the offering and the use of proceeds from the offering, MMI Products, Inc. would have had approximately $156.4 million of indebtedness (excluding capital lease obligations and certain other senior debt) at January 2, 1999, and the company would have had outstanding indebtedness under the senior credit facility of approximately $4.0 million and additional availability to incur approximately $42.1 million of additional borrowings under the credit facility.

     The notes being offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that act.

     Privately owned MMI Products, Inc. manufactures chain link fence and concrete reinforcing welded wire mesh and accessories. It distributes a complete line of fence products and concrete accessories through its U.S. based service centers.

     Questions regarding this press release should be directed to Robert N. Tenczar, Chief Financial Officer at 281-876-0080.